Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Arch Chemicals, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-71721, 333-54098, 333-133815 and 333-133816) on Form S-8 of Arch Chemicals, Inc. of our reports dated February 27, 2007, with respect to the consolidated balance sheets of Arch Chemicals, Inc. and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Arch Chemicals, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for defined benefit pension and other postretirement plans in 2006 and a change in the method of accounting for asset retirement obligations in 2005.

/s/ KPMG LLP

Stamford, Connecticut

February 27, 2007